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                                                                   Exhibit 23.04


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Law Companies Group, Inc. on Forms S-8 (File Nos. 33-46702, 33-48096 and 33-99114) of our reports dated 22 March 1994, on our audits of the consolidated financial statements and financial statement schedule of Gibb Africa International Limited and subsidiaries as of 31 December 1993 and 1992, and for each of the two years in the period ended 31 December 1993, which reports are included in Law Companies Group, Inc.'s Annual Report on From 10-K as of 31 December 1995.

                                       /s/Coopers & Lybrand
                                       --------------------
                                          Coopers & Lybrand

Limassol, Cyprus
26 June 1996